Exhibit 5.1

November 19, 2025

Trustmark Corporation

248 E. Capitol Street

Jackson, Mississippi 39211

Ladies and Gentlemen:

We have acted as counsel to Trustmark Corporation, a Mississippi corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of $175,000,000 in aggregate principal amount of the Company’s 6.00% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”), pursuant to the registration statement on Form S-3 (File No. 333-291572) filed with the United States Securities and Exchange Commission (the “Commission”) on November 17, 2025 (the “Registration Statement”). The Notes were issued pursuant to the Subordinated Indenture, dated as of November 25, 2020 (the “Base Indenture”), between the Company and Wilmington Trust, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 25, 2020 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, to be dated on or about November 20, 2025, between the Company and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

We have reviewed:

(i) the Registration Statement;

(ii) the Underwriting Agreement, dated as of November 17, 2025 (the “Underwriting Agreement”), by and between the Company and Keefe, Bruyette & Woods and Goldman Sachs & Co. LLC, as underwriters;

(iii) the Indenture; and

(iv) a copy of the global note representing the Notes.

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that the Company is a corporation duly organized, validly existing and in good standing under the law of the State of Mississippi and has all requisite power, authority and legal right to execute and deliver, and perform its obligations under, the Indenture and the Notes and that the Company has duly authorized the Indenture and the Notes. We have assumed further that, insofar as the law of the State of Mississippi is concerned, each of the Indenture and the Notes constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered against payment therefor as contemplated by the Underwriting Agreement, the Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other provisions, however expressed, altering or eliminating the rights, liabilities or benefits a party otherwise would have or bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, hold-harmless or arbitration provisions, disclaimers, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for contribution, liquidated damages, penalties, forfeitures, penalty interest, interest on interest, and premiums payable upon acceleration of indebtedness; (v) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; (vi) restrictions upon transfers, pledges or assignments of a party’s rights under the Indenture; or (vii) provisions purporting to make a party’s determination conclusive.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Covington & Burling LLP

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